CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated June 25, 2010, accompanying the financial statements of Investment Grade Municipal Trust, Series 74 and New York Investors' Quality Tax-Exempt Trust, Series 4 (included in Van Kampen Unit Trusts, Municipal Series 680) as of February 28, 2010, and for the period from March 12, 2008 (date of deposit) through February 28, 2009 and for the year ended February 28, 2010 and the financial highlights for the period from March 12, 2008 (date of deposit) through February 28, 2009 and for the year ended February 28, 2010, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-148543) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 25, 2010